Exhibit 10.2

[Date]

[Employee Name

Address]

Grant of Restricted Stock

I am pleased to inform you that on              (“Grant Date”) Integrated Electrical Services, Inc., a Delaware corporation (the “Company”), granted you shares of Restricted Stock under the Company’s Amended and Restated 2006 Equity Incentive Plan (as amended and restated) (“Plan”). Capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed to them in the Plan. The terms of the grant are as follows:

1.	Grant; Vesting

(a)	Number of Shares Granted. You are hereby granted shares of Restricted Stock under the Plan.

(b)	Vesting. Subject to Section 2 below, the shares shall vest as follows:

Vesting Date                                     Granted Shares Vested

INSERT APPLICABLE VESTING SCHEDULE

2.	Termination Events Occurring Prior to a Vesting Date.

(a)	Termination due to Death or Disability. If, prior to any vesting date specified in Section 2 hereof (each, a “Vesting Date”), you cease to be an Employee as a result of your death or Disability the shares of Restricted Stock then held by you automatically will vest on your termination.

(b)	Termination by Employer other than for Cause. If, prior to any Vesting Date, your employment is terminated by the Company other than for Cause, as defined in the Plan, [or by you for Good Reason, as defined in an employment agreement between you and the Company,][1] then, on your termination, a prorata number of the shares of Restricted Stock then credited to you automatically will vest and the remaining number of your shares of Restricted Stock automatically shall be forfeited. The vested number shall be the greatest number of

[1]	Include only if applicable.

whole shares equal to [(A÷B) x C]-D, where “A” is the number of calendar months that have elapsed from the Grant Date through your date of termination, “B” is months,[2] “C” is the total number of shares of Restricted Stock initially granted to you, and “D” is the number of shares of Restricted Stock that have already vested immediately prior to your termination of employment. Solely for purposes of the foregoing determination, to the extent that you have any fractional months of service which, in total, aggregate to 15 days of more of service, such fractional month shall be rounded up to, and treated as though, a full month of service.

(c)	Other Terminations. If, prior to any Vesting Date, (i) you cease to be an Employee for any reason other than as provided in Sections 2(a) and 2(b) above or (ii) your employer ceases to be a Subsidiary, all shares of Restricted Stock held by you shall be forfeited automatically upon such termination or event without payment, unless the Committee, in its discretion, provides otherwise.

(d)	Meaning of Employment with the Company. For purposes of this Agreement, “employment with the Company” shall include being an Employee, Consultant or Director of the Company or any affiliate of the Company.

3.	Change in Control. If the Committee reasonably determines in good faith prior to the occurrence of a Change in Control that this option shall be honored or assumed, or new rights substituted therefore (such honored, assumed or substituted award hereinafter called an “Alternative Award”), by your employer (or the parent or an affiliate of such employer) immediately following the Change in Control, then this award shall continue in effect in accordance with its terms (subject to any adjustment affected in connection with such event to modify the securities or other property to which this option shall relate). If the Committee does not determine that this award will be replaced by an Alternative Award, then in the event of a Change in Control, the shares covered hereby shall become immediately vested in full, regardless of the provisions of Section 2 hereof. To qualify as an Alternative Award, the Committee must determine that such an award:

(a) is based on stock that is traded on an established securities market;

(b) provides you with rights and entitlements substantially equivalent to or better than the rights, terms and conditions otherwise applicable under this award, including, but not limited to, a vesting schedule that is at least as favorable as that specified in Section 2;

(c) has a value substantially equivalent value to this award, determined at the time of the Change in Control; and

(d) has terms and conditions which provide that, in the event that your employment is involuntarily terminated following such Change in Control for any reason other than for Cause, then all restrictions

[2]	Insert total number of months until the award would vest in full under the schedule specified in Section 2.

applicable to the shares then still outstanding herein shall lapse, and shall be settled for a payment per each share of stock subject to the Alternative Award in cash, in immediately transferable, publicly traded securities, or in a combination thereof, in an amount equal to the fair market value of such stock.

4.	Issuance of Restricted Shares.

(a)	Stock Certificates. The Company either shall cause to be issued a certificate or certificates for the shares of Restricted Stock representing this award, registered in your name, or cause a book entry to be made with the Company’s transfer agent evidencing the shares of Restricted Stock registered in your name. The Company shall appropriately legend any certificate related to the shares of Restricted Stock to reference the restrictions thereon as set forth in this Agreement.

(b)	Stockholder Rights. You shall have all the rights of a stockholder (including, without limitation, voting, dividend and liquidation rights) with respect to the shares of Restricted Stock, subject, however, to the restrictions of this Agreement.

(c)	Form of Issuance and Escrow. For so long as the shares of Restricted Stock are not vested, the Company shall cause such certificate or certificates to be deposited in escrow if certificates are issued. If evidenced by book entry at the transfer agent the entry shall denote the shares are restricted as to transfer. You shall deliver to the Company a duly-executed blank Stock Power (in the form attached hereto as Exhibit A).

5.	Tax Withholding. To the extent this award results in compensation income to you upon grant or vesting, you must deliver to the Company at that time such amount of money as the Company may require to meet its tax withholding obligations under applicable laws or make such other arrangements to satisfy such withholding obligations as the Company, in its sole discretion, may approve; provided, however, that unless you shall otherwise request in writing or the Committee shall otherwise determine, the Company shall instead withhold or “net” from the Shares otherwise to be issued to you such number of Shares (valued at their Fair Market Value on the date of the withholding of such Shares) as necessary to satisfy the Company’s tax withholding obligations.

6.	Limitations Upon Transfer. All rights under this Agreement belong to you and may not be transferred, assigned, pledged, or hypothecated in any way (whether by operation of law or otherwise), other by will or the laws of descent and distribution or pursuant to a qualified domestic relations order, and shall not be subject to execution, attachment, or similar process.

7.	Binding Effect. This Agreement shall be binding upon and inure to the benefit of any successor or successors of the Company or upon any person lawfully claiming under you.

8.	Modification. Except to the extent permitted by the Plan, any modification of this Agreement will be effective only if it is in writing and signed by each party whose rights hereunder are affected thereby.

9.	Employment Agreement. If you are party to a written employment, severance or change in control agreement with the Company that otherwise would provide you with additional vesting rights with respect to shares of Restricted Stock granted under the Plan (“Other Agreement”), this Agreement shall be deemed to be an amendment to such Other Agreement and by execution of this Agreement you agree such additional vesting rights thereunder shall not apply to the Restricted Stock evidenced by this Agreement.

10.	Plan Controls. This grant is subject to the terms of the Plan, which are hereby incorporated by reference. In the event of a conflict between the terms of this Agreement and the Plan, the Plan shall be the controlling document.

11.	Governing Law. This Agreement shall be governed by, and construed in accordance with the, the laws of the State of Texas, without regard to conflicts of laws principles thereof.

By signing below, you agree that this grant is under and governed by the terms and conditions of the Plan, including the terms and conditions set forth in this Agreement. Please sign and send both copies of this Agreement to Felicia Lanier. One fully executed copy will be returned to you for your records.

INTEGRATED ELECTRICAL SERVICES, INC.

By:
Name:
Title:

EMPLOYEE

By:

Date: